Exhibit 99.1

Contacts:

White Electronic Designs Corp.	Lytham Partners, LLC
Roger Derse	Joe Diaz
Chief Financial Officer	Robert Blum
602-437-1520	Joe Dorame
rderse@wedc.com	602-889-9700
wedc@lythampartners.com
White Electronic Designs Board Realigns Company as
Defense Electronics Supplier
Display Systems Division to be disposed;
Board of Directors Reviewing Strategic Alternatives
Phoenix, Arizona | October 1, 2008 – White Electronic Designs Corporation (NASDAQ: WEDC) announced today that its Board of Directors has authorized the disposal of the Company’s Display Systems Division (“DSD”). Located in Hillsboro, Oregon, DSD is a supplier of enhanced flat panel display systems. The Company will now operate exclusively as a defense electronics manufacturer and supplier.
DSD will join the Interface Electronic Division (“IED”) and the commercial microelectronic product lines of the Company in discontinued operations. IED and the commercial microelectronic product lines were moved into discontinued operations in March 2008. The Company expects to complete the disposal of each of these discontinued operations within 12 months of their designation as such.
“White Electronic Designs is well-established as bringing superior technical knowledge, specialized manufacturing capabilities and an on-going commitment to research and development to the defense electronics market,” said Dan Tarantine, Executive Vice President — Corporate Strategic Development and a member of the interim Office of the President. “We believe these attributes translate into a competitive advantage. This action will allow us to redeploy our resources, personnel and expertise to more efficiently supply the mission critical technology that supports our national security efforts.”
Roger Derse, Chief Financial Officer and a member of the interim Office of the President, said, “The discontinuation of DSD completes our strategic plan to focus our operations in the defense electronics market. We believe we will now have a more efficient operating structure that will result in improved operating margins and financial performance. Our full dedication to the defense electronics market will ensure that our expertise and engineering capabilities will continue to develop advanced military technology at higher levels of operating efficiencies and profitability.”
The Company will record charges and costs related to the discontinued operations of DSD in the three-month period ended September 27, 2008. The Company is in the process of determining these charges and is unable to make an estimate at this time.

The Board of Directors also announced today further details regarding the formation of the Special Committee to review its strategic alternatives, previously announced in a press release dated August 28, 2008. This committee is comprised of two of the Company’s independent directors, Paul Quadros and Thomas Toy.
To assist in this process, the Special Committee has retained Jefferies Quarterdeck, a division of Jefferies & Company, Inc., a leading investment bank in the defense electronics industry, as well as Wilson, Sonsini, Goodrich and Rosati as its special legal counsel. Jefferies will manage the process which will be comprised of a review of strategic alternatives, including White Electronic Designs Corporation continuing as an independent public company, merging with or acquiring another public or private defense electronics company, or being acquired by a strategic or financial investor.
The Special Committee expects the process to be thorough and deliberate. White Electronic Designs Corporation has no debt, positive cash flow, and substantial cash reserves, which the Company believes will allow it flexibility as it explores its options. At the conclusion of this process, the Special Committee will make a recommendation to the full board of White Electronic Designs Corporation. Investors are cautioned that the consideration of these various strategic alternatives by the Special Committee may not lead to any transaction or other action by the Company.
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as the industry’s customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include the Company’s expectation to dispose of discontinued operations within the next 12 months, the likely benefits of a more efficient operating structure and the possibility that the review of strategic alternatives will identify or result in a transaction involving the Company or any other strategic action by the Company. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F
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